Exhibit 16.2

[Letterhead of Ernst & Young LLP]

October 3, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated October 3, 2003 of Teletouch Communications, Inc., and are in agreement with the statements contained in the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Ernst & Young LLP

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